Exhibit 99.1

AIM ImmunoTech Provides Progress on Advancement of Ampligen®

Clinical Development Program for the Treatment of Pancreatic Cancer

- Ampligen® (rintatolimod) has demonstrated promising activity as a potential maintenance therapy after systemic chemotherapy in patients with advanced pancreatic cancer

- Company engages world-renowned CRO, Amarex Clinical Research LLC to conduct upcoming Phase 2 study

- Company on track to commence Phase 2 study of Ampligen in advanced pancreatic cancer in Q3 2022

OCALA, FL (April 12, 2022) – AIM ImmunoTech Inc. (NYSE: American AIM) (“AIM” or the “Company”), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus, today provided an update on its development program evaluating Ampligen® for the treatment of pancreatic cancer.

Ampligen is AIM’s dsRNA product candidate being developed for globally important cancers, viral diseases and disorders of the immune system. Ampligen has demonstrated in the clinic the potential for standalone efficacy in a number of solid tumors. Additionally, Ampligen has shown success in increasing survival rates and efficacy in the treatment of animal tumors when used in combination with checkpoint blockade therapies. Ampligen is currently being evaluated as a combinational therapy for the treatment of a variety of solid tumor types in multiple clinical trials – both underway and planned – at major cancer research centers around the country. Ampligen is also being used as a monotherapy to treat pancreatic cancer patients in a named patient program approved by the Inspectorate of Healthcare in the Netherlands at Erasmus Medical Center.

“We continue to be encouraged by the progress and data demonstrated by Ampligen for the treatment of pancreatic cancer. Over the past couple of months, we have made noteworthy advancements on multiple fronts, including FDA notice that we are authorized to proceed with our Phase 2 study. Additionally, we continue to amass an encouraging growing body of data that supports our belief in Ampligen to offer an important treatment option to patients living with pancreatic cancer. We are committed to driving this program forward and working hand-in-hand with our CRO, Amarex, to advance our Phase 2 study, which is on track to commence in the third quarter of this year,” commented Thomas Equels, Chief Executive Officer of AIM.

The Company recently received notification from the U.S. Food and Drug Administration (“FDA”) that the FDA’s Clinical Hold on AIM’s investigational new drug (“IND”) application for a Phase 2 study of Ampligen as a therapy for locally advanced pancreatic cancer (AMP-270) has been lifted and the Company may proceed with the study.

The AMP-270 clinical trial is planned to be a randomized, open-label, controlled, parallel-arm study with the primary objective of comparing the efficacy of Ampligen versus a no treatment control group following FOLFIRINOX for subjects with locally advanced pancreatic adenocarcinoma. Secondary objectives include comparing safety and tolerability. The AMP-270 is expected to enroll approximately 90 subjects in up to 30 centers across the U.S. and Europe. The Buffett Cancer Center at the University of Nebraska Medical Center (UNMC) and Erasmus MC in the Netherlands are expected to be the primary study sites.

To manage the AIM-sponsored Phase 2 study, on April 7, 2022, the Company engaged Amarex Clinical Research LLC, a CRO with strong track record on advising sponsors through the product development process and providing customized solutions for clinical studies. The AMP-270 clinical trial is on track to commence in Q3 2022.

Additionally, recently published data from a single-center named patient program indicated that patients receiving Ampligen had a longer median survival time than matched historical controls. For the study, patients with locally advanced pancreatic cancer (LAPC) or metastatic disease were treated with Ampligen at 2 doses per week with 400 mg per infusion. The manuscript detailing the positive data from the program, titled “Rintatolimod (Ampligen®) enhances numbers of peripheral B cells and is associated with longer survival in patients with locally advanced and metastasized pancreatic cancer pre-treated with FOLFIRINOX: a single-center named patient program1,” was published in March 2022 in the peer-reviewed journal, Cancers Special Issue: Combination and Innovative Therapies for Pancreatic Cancer. Based on these data, the Company believes that Ampligen could prove to be a potential effective maintenance therapy after systemic chemotherapy in patients with advanced pancreatic cancer.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

For more information, please visit www.aimimmuno.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com

1 Cancers 2022, 14(6), 1377; https://doi.org/10.3390/cancers14061377 (registering DOI)